Exhibit 99.1
                        Press Release dated June 15, 1999

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                                                                    Exhibit 99.1
                              [Letterhead of MEDIQ]

Date:             June 15, 1999

Contact:          Jay M. Kaplan
                  Senior Vice President and Chief Financial Officer MEDIQ Incorporated
                  (609)  662-3200


                          MEDIQ INCORPORATED ANNOUNCES
                         ACQUISITION OF HTD CORPORATION
                         AND CERTAIN OF ITS SUBSIDIARIES


     PENNSAUKEN, NJ -- MEDIQ Incorporated announced today that its wholly-owned subsidiary, MEDIQ/PRN acquired HTD Corporation and certain of its subsidiaries ("HTD"). HTD, through its Bimeco, Triad and PCI subsidiaries, specializes in disposable sales, equipment rentals and biomedical repair services to the acute, alternate care and home care marketplace. These operations had revenues of approximately $60 million in 1998. The purchase price was approximately $50 million in cash and $10 million of MEDIQ common and preferred equity securities.

     Thomas E. Carroll, President and Chief Executive Officer, said "We are very excited about this acquisition! Like MEDIQ's previous acquisitions, it meets MEDIQ's criteria of being a fold-in acquisition, that leverages our existing distribution network, generates cost savings through operating synergies, has a low level of integration risk and is a significant deleveraging event. The transaction was funded through the Company's existing bank credit facility which was put in place at the time of our LBO transaction through a consortium of banks and other lenders led by Banque Nationale de Paris."

     MEDIQ Incorporated, whose Series A Preferred shares (MDDQP) are traded on the OTC Bulletin Board, is the largest movable critical care and life support medical equipment rental business in the United States.